UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 31, 2005

Alico, Inc.

                Florida                 0-261             59-0906081
                (State of other jurisdiction      (Commission         (IRS Employer
                of incorporation)           File Number)         Identification No.)

                P.O. Box 338, La Belle, FL                     33975
                (Address of principal executive offices)               (Zip Code)

Registrant's telephone number, including area code: (863) 675-2966

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. other events.

Incorporated by reference is a press release issued by the Registrant on March 31, 2005, attached as Exhibit 99.1, announcing Alico signs a contract to sell a 280 acre grove.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit 99.1 - Press release announcing Alico signs a contract to sell a 280 acre grove dated March 31, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALICO, INC .

Date: March 31, 2005

By: /s/ John R. Alexander
           John R. Alexander
           Chief Executive Officer

Exhibit 99.1

NEWS RELEASE

Alico, Inc. Signs $5.6 Million Contract To Sell 280 Acre Grove

LaBelle, Fla., March 31, 2005-- Alico, Inc., (NASDAQ: ALCO) one of the South’s best known agribusiness companies operating in Central and Southwest Florida, and with approximately 141,000 acres in real estate holdings, announced today that the Company has entered into a contract to sell approximately 280 acres of citrus grove land located south of Labelle, Florida in Hendry County for $5.6 million. The transaction is scheduled to close in October of 2005. The Company will retain operating rights to the grove until development begins.

"This property is close to the area where Alico owns and maintains a 50 acre greenhouse operation known as Alico Plant World, and is an area of expanding growth and development. We felt that this was an opportune time to market this land," Alico CEO John Alexander said today. "Alico will continue to assess these market opportunities."

About Alico

Alico, Inc., an agribusiness company operating in Central and Southwest Florida, owns approximately 141,000 acres of land located in Collier, Hendry, Lee and Polk Counties. The company is involved in various operations and activities including citrus fruit production, cattle ranching, sugarcane, sod production, and forestry. The Company also leases land for farming, cattle grazing, recreation and oil exploration, and is increasingly involved in exploring real estate development in and beyond its holdings.

For further information contact:  John R. Alexander
                La Belle, Florida
                (863) 675-2966